Exhibit 99.1

GAIAM REPORTS SECOND QUARTER 2005 RESULTS

•      Revenue Increases 28% Year-Over-Year to $21.7 Million

•      Cash Flow from Operations grows 33% to $2.2 million

Broomfield, CO, August 2, 2005 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company catering to people who value personal development, natural health and inspirational entertainment, today announced results for the second quarter and six months ended June 30, 2005.

Second quarter revenue was $21.7 million, a 28% increase from $17.0 million recorded in the second quarter of 2004, primarily due to strong sales in the Company’s retail business segment. Gaiam’s retail business segment, which distributes media and other proprietary products to retailers, generated revenue of $9.7 million in the second quarter of 2005, a 45% increase from $6.7 million in the comparable 2004 period. Revenue for the company’s direct to consumer segment was $12 million, or 16% higher in the second quarter of 2005 than in the comparable period in 2004. The improvement of the overall revenue growth rate to 28%, from 11% in the preceding quarter, represents Gaiam’s fourth consecutive quarter of accelerating internal growth.

During the second quarter of 2005, Gaiam generated cash from operating activities of $2.2 million, and increased its cash position at June 30, 2005 to $12.3 million, up from $10.9 million at March 31, 2005. Net loss for the second quarter was $766 thousand, or $0.05 per share, compared to a loss of $2.2 million, or $0.15 per share, reported in the same period last year. Depreciation and amortization for the quarter ended June 30, 2005 were $850 thousand.

For the six months ended June 30, 2005, Gaiam achieved net revenue of $48.0 million, an 18% increase from $40.8 million recorded in the same period last year. The net loss for the first six months of 2005 was $650 thousand, or $0.04 per share, as compared to $2.5 million, or $0.17 per share, for the first six months of 2004. Gaiam has no debt and an unused $15 million line of credit.  After the end of the quarter, Gaiam added another $18 million to its cash position as a result of our private placement of stock to funds advised by Prentice Capital Management.

“Our strong second quarter performance reflects the traction of our media business model and the growing demand for products that support healthy living, wellness and fitness,” said Lynn Powers, President. “Despite a seasonally slow quarter, we were able to combine revenue improvements with cost savings to reduce our second quarter net loss by two-thirds. We continue to gain media shelf space with our mass merchants and video retailers, and expect to secure additional shelf space following the anticipated closing of the GoodTimes Entertainment acquisition in the third quarter.”

Jirka Rysavy, Chairman and Chief Executive Officer, commented, “We are encouraged by our results for in the first half of 2005, which are largely due to of our efforts over the past two years to improve operating efficiency and scalability. Our focus on DVD distribution and programming is producing the results we had intended and we believe that we are well-positioned to continue to grow our market share.”

This press release includes forward-looking statements relating to matters that are not historical facts.  Forward-looking statements may be identified by the use of words such as “expect,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy.  While the Company believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different.  Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission.  The Company assumes no duty to update any forward-looking statements.

The company will host a conference call today, August 4, 2005, at 2:30 p.m. MDT (4:30 p.m. EDT) to review its results for the second quarter of 2005.

Dial-in No.:	(888) 566-5774
Passcode:	GAIAM

Additional guidance or information may be given on the conference call. A replay of the call will begin 1 hour after the end of the call and will continue until 5:00 p.m. E.D.T. on August 7th.

Replay No.:	(800) 964-3814

Contact:	John Mills or Andrew Greenbaum
Integrated Corporate Relations, Inc.
310-395-2215
jmills@icrinc.com

http: www.gaiam.com

Gaiam, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended June 30, 2005		Three months ended June 30, 2004

Net revenue	$21,706	100.0%	$17,031	100.0%

Cost of goods sold	11,149	51.4%	8,491	49.9%

Gross profit	10,557	48.6%	8,540	50.1%

Operating expenses	11,828	54.5%	12,174	71.5%

Loss from operations	(1,271)	(5.9)%	(3,634)	(21.3)%

Other income (expense)	(8)	0.0%	76	0.4%

Loss before income taxes	(1,279)	(5.9)%	(3,558)	(20.9)%

Income tax benefit	(532)	(2.5)%	(1,297)	(7.6)%

Minority interest in net (income) loss of consolidated subsidiaries	(19)	(0.1)%	46	0.3%

Net loss	$(766)	(3.5)%	$(2,215)	(13.0)%

Shares outstanding:
Basic	14,820		14,686
Diluted	14,820		14,686

Loss per share:
Basic	$(0.05)		$(0.15)
Diluted	$(0.05)		$(0.15)

Gaiam, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Six months ended June 30, 2005		Six months ended June 30, 2004

Net revenue	$48,030	100.0%	$40,806	100.0%

Cost of goods sold	23,724	49.4%	19,590	48.0%

Gross profit	24,306	50.6%	21,216	52.0%

Operating expenses	25,290	52.7%	25,179	61.7%

Income (loss) from operations	(984)	(2.0)%	(3,963)	(9.7)%

Other income (expense)	108	0.2%	132	0.3%

Income (loss) before income taxes	(876)	(1.8)%	(3,831)	(9.4)%

Income tax expense (benefit)	(402)	(0.8)%	(1,413)	(3.5)%

Minority interest in net income of consolidated subsidiaries	(176)	(0.4)%	(126)	(0.3)%

Net income (loss)	$(650)	(1.4)%	$(2,544)	(6.2)%

Shares outstanding:
Basic	14,820		14,650
Diluted	14,820		14,650

Earnings (loss) per share:
Basic	$(0.04)		$(0.17)
Diluted	$(0.04)		$(0.17)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share information)

	June 30, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,259	$10,439
Accounts receivable, net	8,129	13,914
Income tax and other receivables	3,023	3,000
Inventory, less allowances	15,594	16,503
Deferred advertising costs	1,994	2,635
Deferred tax assets	715	1,145
Other current assets	1,462	1,324
Total current assets	43,176	48,960

Property and equipment, net	7,128	7,857
Investments	7,865	7,865
Capitalized production costs, net	5,326	5,457
Media library, net	5,060	5,427
Goodwill and other intangibles	9,537	9,757
Non-current deferred tax assets	3,685	2,657
Other assets	431	307
Total assets	$82,208	$88,287

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$8,948	$12,910
Accrued liabilities	3,080	3,698
Income taxes payable	390	864
Total current liabilities	12,418	17,472

Minority interest	4,373	4,469

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $.0001 par value, 150,000,000 shares authorized, 9,420,118 and 9,411,897 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively	1	1
Class B common stock, $.0001 par value, 50,000,000 shares authorized, 5,400,000 issued and outstanding at June 30, 2005 and December 31, 2004	1	1
Additional paid-in capital	54,982	54,933
Accumulated other comprehensive income	522	850
Retained earnings	9,911	10,561
Total stockholders’ equity	65,417	66,346
Total liabilities and stockholders’ equity	$82,208	$88,287